BLACKHAWK BANCORP, INC.
400 Broad Street, Beloit, WI 53511

                             FOR IMMEDIATE RELEASE

Contact:  R. Richard Bastian, III, Chief Executive Officer
          Todd J. James, Executive Vice President & Chief Financial Officer

Phone: 608-364-8911
FAX: 608-363-6186

          BLACKHAWK BANCORP, INC. ANNOUNCES PLAN TO END SEC REPORTING

(Beloit, Wisconsin) - October 22, 2004 - Blackhawk Bancorp, Inc. announced today that its Board of Directors has approved a plan to put an end to the company's obligation to file reports with the Securities and Exchange Commission. This would be accomplished through a 1-for-1,000 reverse split of Blackhawk's common stock to be followed immediately by a 1,000-for-1 forward split. If the split transaction is completed, Blackhawk expects to have fewer than 300 shareholders of record. As a result, Blackhawk Bancorp, Inc. would no longer be required to file periodic reports and other information with the Securities and Exchange Commission, although Blackhawk anticipates that its stock will continue to be traded on the Over the Counter Market.

"In addition to significant anticipated cost savings resulting from the elimination of these reporting requirements, we expect that the reduced burden on management will allow our officers to focus more attention on improving our operating performance and serving our customers and the communities where we operate," stated CEO R. Richard Bastian, III. "Remaining an independent community bank is more important to us because of what we bring to our customers and shareholders," Mr. Bastian added. "We believe that this will help us to achieve our institution's long-term goals for growth and profitability."

In the split transaction, shareholders with less than 1,000 shares of Blackhawk Bancorp, Inc. common stock held of record in their name immediately before the split transaction will receive a cash payment equal to $15.25 per pre-split share. Shareholders holding 1,000 or more shares of Blackhawk common stock immediately before the split transaction will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction.

"A number of small publicly-held companies have or are considering reverse/forward stock splits or similar transactions as a way of ending the burden of SEC reporting," noted Bastian. He pointed to First Banking Center in Burlington, WI and InvestorsBancorp of Pewaukee, WI as two recent examples.

The Board of Directors has received a fairness opinion from its financial advisor, Prairie Capital Services, Inc., that the cash consideration to be paid in the proposed split transaction is fair, from a financial point of view, to Blackhawk's shareholders. The proposed split transaction is subject to approval by the holders of a majority of the issued and outstanding shares of Blackhawk Bancorp, Inc. common stock. Shareholders will be asked to approve the split transaction at a special meeting of shareholders, currently expected to be held in the first quarter of 2005.

Blackhawk Bancorp, Inc. intends to file a preliminary proxy statement and
Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. Blackhawk Bancorp will also mail a copy of the
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definitive proxy statement prior to the special meeting to its shareholders entitled to vote at the meeting.

Blackhawk Bancorp, Inc., with total assets of approximately $419,000,000, is the parent company of Blackhawk State Bank, which operates nine office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

When used in this communication, the words "believe", "expect", "anticipate", "plan", "estimate", "may", "will" or similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.